Exhibit 10.10

Addendum:	ORIGINAL	Ben and Ariela Lawee
Expansion and		2675 Junipero Street
Terms Modification		Suite 300
Signal Hill CA, 90755
Tel: 562 426-0474
Fax: 562 424-3638

December 20, 2002

Craig P. Womack

Interactive Health

3030 Walnut Avenue

Long Beach CA 90807

RE:  Expansion, Modified Term and Improvement Addendum

Dear Craig,

Please let the following letter serve as an addendum to the lease between Ben and Ariela Lawee and Interactive health dated August 6th 1997, as well as an outline to the agreed upon points necessary to add approximately 44,163 sqft commonly referenced as 3088 Walnut Avenue to the above referenced lease.  This addendum shall serve to modify the following points on the lease.

1.2a  The approximately 98,515 square foot of concrete tilt up distribution building commonly know as 3030 and 3088 Walnut Avenue Long Beach CA 90807.

1.2b  Approximately 88 parking spaces

1.3 term Three years commencing on June 1st 2003 and ending on May 31st 2006

1.4 early possession approximately May 15th 2003

1.5 and 1.6a All Rentable footage and Net expense modifications shall take affect on June 1st 2003.

Base Rental Rate (not including NNN expenses):

		25 APR 03	/s/ CPW
2003 rental rate	$0.43 X 98,515SF	as of June 1st 2003	$42,361.45
2003-2004 rental rate	$0.44 X 98,515SF	as of October 1st 2003	$43,346.60
2004-2005 rental rate	$0.45 X 98,515SF	as of October 1st 2004	$44,331.75
2005-2006 rental rate	$0.46 X 98,515SF	as of October 1st 2005	$45,316.90

1.6b lessee’s share of common area expenses 100%

1.7 Security deposit of $22,172.16.  The total security deposit is equal to $45,000.00.  Landlord has already received a security deposit of $22,827.84 on the existing lease.

Lawee shall provide an improvement allowance of $30,000.00 or 50% of improvement cost which ever is less on items listed below in section B.

A. Improvements to be provided by Lawee at its sole expense.

The exterior of the building to be brought up to appropriate condition, including curbs, ramps and ramp curbs, parking stopper, outside lighting, landscaping and signage.  Signage shall include the repair and replacement of any lighting in the large pylon sign as well as changing the large pylon sign to read Interactive Health.  All other parking lot signage will be brought up to like new condition and include the name Interactive Health.

All dock doors to be delivered in fully functioning condition.

B. Improvements Interactive Health to coordinate and Lawee to participate up to $30,000.00 or 50% of improvement cost which ever is less:

Two downstairs restrooms, ground floor paint and carpet, and basic office improvements.

All improvement colors and materials to be mutually agreed upon by Lawee and Interactive Health.

Lawee shall grant IH the right to modify or remove the demising wall at IH sole expense.

Additionally, Lessor shall provide Lessee with the Option to Renew:

Interactive Health shall have an option to renew the lease on the entire space for an additional three (3) years, effective June 1, 2006 and terminating May 31, 2009.  The new rental rate will be calculated based on MRV.

Prior to early occupancy (May 17, 2003), a security deposit in the amount of $22,172.16 shall be required.

Tenant improvement allowance shall be granted via the reduction of rent for the month of June 2003.

Its been a pleasure working with the IH family and we look forward to many years of cooperation and prosperity together.  Upon your review please execute you’re acceptance below and return via fax 562-424-3638 and two (2) copies by mail.

Sincerely,

David Lawee	Accepted by:	/s/ Craig P. Womack

	Date:	12/20/2002

cc: Matt Wolman	Ariela Lawee

12-26-02